Exhibit 99.1

State Street Reports 2010 Earnings Per Share of $3.09 on $9.0 Billion in Revenue

Operating-Basis Earnings Per Share of $3.40 Increased 2% from $3.32 in 2009

Operating-Basis Revenue Increased 7% from 2009 Driven Primarily by Increase in Servicing Fee Revenue

BOSTON--(BUSINESS WIRE)--January 19, 2011--State Street Corporation today announced full-year and fourth-quarter 2010 earnings per common share of $3.09 and $0.16, compared to $3.46 and $1.00 for the full year and the fourth quarter of 2009, respectively. Fourth-quarter earnings per share include the impact of certain actions taken to accelerate growth and to provide greater capital flexibility. These actions resulted in a loss of $0.67 per share resulting from a repositioning of the investment portfolio and a restructuring charge associated with a reduction in force and real estate consolidation of $0.21 per share. The full-year 2009 results are presented, and comparisons are made, before an extraordinary after-tax loss of $7.77 per share associated with the consolidation of the Company’s asset-backed commercial paper conduits onto its balance sheet. Revenue in 2010 was $8.953 billion, an increase of 4% from $8.640 billion in 2009 and was $2.043 billion in the fourth quarter of 2010, down 10% from $2.280 billion in the fourth quarter of 2009. Expenses of $6.842 billion in 2010 increased 15% from $5.966 billion in 2009, primarily due to a $414 million pre-tax securities finance charge recorded in the second quarter of 2010 and the fourth-quarter restructuring charge of $156 million, as well as merger and integration costs of $89 million, primarily associated with the acquisitions of Intesa Sanpaolo’s Securities Servicing business (“Intesa”) and Mourant International Finance Administration (“Mourant”). In the fourth quarter of 2010, expenses were $1.792 billion, including the above restructuring charge and merger and integration costs of $12 million primarily associated with the acquisitions, compared to $1.565 billion in the fourth quarter of 2009. Return on shareholders’ equity was 9.5% in 2010, down from 13.2% in 2009 and was 1.8% in the fourth quarter of 2010 compared to 14.0% in the fourth quarter of 2009.

Compared to the third quarter of 2010, fourth quarter 2010 earnings per share decreased 85% from $1.08 per share, primarily due to the loss associated with the investment portfolio repositioning and the restructuring charge, and revenue declined 12% from $2.310 billion, also primarily due to the loss associated with the investment portfolio repositioning. Expenses in the third quarter of 2010 were $1.527 billion. For the third quarter of 2010, return on shareholders’ equity was 12.9%.

In addition to presenting State Street’s financial results in conformity with U.S. generally accepted accounting principles (GAAP), management also presents results on an “operating basis” in order to highlight comparable financial trends and other characteristics with respect to State Street’s ongoing business operations from period to period. Reconciliations of GAAP-basis results to operating-basis results are provided in the addendum at the end of this news release. Also see “Additional Information.” Operating-basis net interest revenue for all periods is presented on a fully taxable-equivalent basis and excludes discount accretion related to former conduit assets.

Operating-basis earnings per share in 2010 were $3.40 compared to $3.32 in 2009. Operating-basis revenue in 2010 was $8.714 billion, up 7.1% from $8.138 billion in 2009. Operating-basis expenses increased to $6.176 billion, up 9.0% from 2009. On an operating basis, return on shareholders’ equity was 10.4% in 2010 compared to 12.6% in 2009. Comparing 2010 with 2009, negative operating leverage of 190 basis points was primarily due to lower incentive compensation expense in 2009, reflecting the implementation of the Tangible Common Equity (TCE) improvement plan.

Operating-basis earnings per share in the fourth quarter of 2010 were $0.87 compared to $0.71 in the fourth quarter of 2009 and $0.86 in the third quarter of 2010. Operating-basis revenue in the fourth quarter of 2010 was $2.281 billion, an increase of 9.6% from the fourth quarter of 2009 and an increase of 5.9% from $2.154 billion in the third quarter of 2010. Operating-basis expenses in the fourth quarter of 2010 were $1.624 billion, an increase of 4.4% from the fourth quarter of 2009 and an increase of 7.0% from $1.518 billion in the third quarter of 2010. On an operating basis, comparing the fourth quarter of 2010 with the fourth quarter of 2009, the Company achieved 520 basis points of positive operating leverage. On an operating basis, return on shareholders’ equity was 9.8% in the fourth quarter, compared to 9.9% in the fourth quarter of 2009 and 10.2% in the third quarter of 2010.

Joseph L. Hooley, State Street's chairman and chief executive officer, said, “In the fourth quarter, we continued to experience favorable growth in servicing and management fees, and in addition, we saw some improvement in trading services revenue compared to the third quarter. We also maintained control over expenses, and on an operating basis in the fourth quarter we achieved 520 basis points of positive operating leverage compared to the fourth quarter of 2009.”

Commenting on the fourth-quarter actions the Company undertook, he said, “During the quarter, we took significant actions that we expect to positively impact State Street’s results in the coming years. First, we announced a multi-year plan to transform our operating model, including a comprehensive technology program, designed to increase efficiencies and position the Company for accelerated growth. Second, we repositioned our investment portfolio to provide greater flexibility for capital deployment in the future. Our capital levels are strong, significantly in excess of the current regulatory well capitalized requirements; and we are well positioned for the implementation of Basel III capital requirements as we understand them, far ahead of their required implementation dates.

He continued, “In 2010 we won mandates for $1.4 trillion in assets to be serviced, $390 billion of which are scheduled for installation in 2011. State Street Global Advisors (SSgA) continues to benefit from growth in passive and ETF assets. In 2010 SSgA added about $160 billion in gross new assets, $40 billion of which are to be installed in 2011. In January 2011, we closed the acquisition of Bank of Ireland Asset Management (BIAM), which expands SSgA’s offerings, particularly in active fundamental management. The acquisitions of the Intesa and Mourant businesses were modestly accretive in 2010, and the integrations continue to progress well and are on track to meet the outlook we previously provided. We achieved a full-year operating-basis net interest margin of 168 basis points, which excludes discount accretion.”

Hooley concluded, “While near-term we expect increased regulatory costs, as well as lower net interest revenue in 2011 due to pressure from the low interest-rate environment and the impact of the repositioning of the investment portfolio, we are well positioned to take advantage of global growth opportunities and, as the economy normalizes, we remain committed to our long-term financial goals.”

The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating basis where noted. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. See “Additional Information” for a further description of these ratios and the addendum at the end of this news release for reconciliations applicable to the tier 1 common and TCE ratios.

	Q4 2010	Q3 2010	Increase/(Decrease)		Q4 2009	Increase/(Decrease)
(dollars in millions)
For the quarters ended:
Total revenue(1)	$2,281	$2,154	$127	5.9%	$2,082	$199	9.6%
Total expenses(1)	1,624	1,518	106	7.0%	1,556	68	4.4%
Earnings per common share(1)	$0.87	$0.86	$0.01	1.2%	$0.71	$0.16	22.5%
Return on common equity(1)	9.8%	10.2%	(40 bps)		9.9%	(10) bps
As of period end:
Total assets	160,809	172,964	(12,155)	(7.0)%	157,946	2,863	1.8%
Unrealized loss on investment portfolio, after-tax	(504)	(281)	(223)	(79.4)%	(2,286)	1,782	78.0%
AUCM (dollars in billions)
Assets under custody and administration(2)	$21,527	$20,226	$1,301	6.4%	$18,795	$2,732	14.5%
Assets under management	2,010	1,959	51	2.6%	1,951	59	3.0%
Total capital	22.0%	17.1%	490 bps		19.1%	290 bps
Tier 1 capital ratio	20.5%	15.8%	470 bps		17.7%	280 bps
Tier 1 leverage ratio	8.2%	8.3%	(10) bps		8.5%	(30) bps
Tier 1 common ratio	18.1%	13.9%	420 bps		15.6%	250 bps
TCE ratio	7.6%	6.9%	70 bps		6.6%	100 bps
TCE/RWA ratio	17.2%	13.3%	390 bps		12.8%	440 bps
(1)	Presented on an operating basis. Operating-basis results for the fourth quarter of 2009 presented in this news release have been adjusted to reflect the 2010 basis of presentation and therefore exclude discount accretion associated with the May 2009 consolidation of the former asset-backed commercial paper conduits. Consequently, these operating-basis results may differ from previously disclosed operating-basis results for the same period.
(2)	Includes assets under custody of $15,860 billion, $14,860 billion, and $13,748 billion, respectively, as of period end Q4 2010, Q3 2010, and Q4 2009.

Total assets were $161 billion at December 31, 2010, including $16.6 billion in excess deposits held primarily at the Federal Reserve and at other central banks. The average balance sheet for the fourth quarter of 2010 was $160 billion, compared to $154 billion for the third quarter of 2010 and $146 billion for the fourth quarter of 2009. State Street’s regulatory capital ratios continue to be strong as of December 31, 2010, with the Company’s total capital ratio at 22.0%, its tier 1 capital ratio at 20.5% and its leverage ratio at 8.2%. In addition, at that date, the Company’s tier 1 common ratio was 18.1%, its TCE to risk-weighted assets ratio was 17.2%, and its TCE ratio was 7.6%. Ratios adjusted for the effects of the applicable methodologies provided for in the Basel III capital requirements are: total capital ratio of 11.6%, tier 1 capital ratio of 10.6%, tier 1 leverage ratio of 5.9%, and tier 1 common ratio of 9.4%. These ratios reflect State Street’s estimates of the impact of the requirements under Basel III affecting capital, based upon published statements of the Basel Committee and the Federal Reserve. See “Additional Information” below for information concerning the specified capital ratios and the addendum at the end of this news release for reconciliations of these ratios to ratios calculated under presently applicable requirements.

At December 31, 2010, the after-tax, unrealized mark-to-market losses in the investment portfolio were $504 million, up from $281 million at September 30, 2010 primarily due to the steepening of the yield curve in the second half of the fourth quarter, and down from $2.29 billion as of December 31, 2009, primarily due to significant spread compression.

In the fourth quarter of 2010, GAAP results included discount accretion of $139 million, or $0.17 per share, related to the former conduit assets. As of December 31, 2010, the Company expects a pre-tax aggregate of about $1.3 billion to accrete into interest revenue over the remaining lives of the former conduit assets, of which it expects approximately $200 million to accrete in 2011. These expectations are based on many assumptions, including holding the securities to maturity, anticipated pre-payment speeds, credit quality, and sales.

The following tables provide the components of operating-basis revenue and operating-basis expenses for the noted periods:

Operating-Basis Revenue
(dollars in millions)	Q4 2010	Q3 2010	% Increase/ (Decrease)	Q4 2009	% Increase/ (Decrease)
Servicing fees (1)	$1,064	$1,006	5.8%	$895	18.9%
Investment management fees(1)	221	196	12.8	218	1.4
Trading services revenue	310	228	36.0	270	14.8
Securities finance revenue	69	68	1.5	83	(16.9)
Processing fees and other revenue	71	71	---	60	18.3
Net interest revenue, fully-taxable equivalent basis(2)	550	568	(3.2)	499	10.2
Gains (losses) related to investment securities, net	(4)	17	(123.5)	57	(107.0)
Total Operating-Basis Revenue	$2,281	$2,154	5.9%	$2,082	9.6%
(1)	The Company reclassified approximately $17 million and $13 million in the third quarter of 2010 and the fourth quarter of 2009, respectively, from management fee revenue to servicing fee revenue.
(2)	Operating-basis information for the fourth quarter of 2010, the third quarter of 2010, and the fourth quarter of 2009 included $33 million, $33 million, and $32 million, respectively, of tax-equivalent adjustments, and excluded $139 million, $189 million, and $230 million, respectively, of discount accretion. GAAP-basis net interest revenue for those periods was $656 million, $724 million, and $697 million, respectively.
Operating-Basis Expenses
(dollars in millions)	Q4 2010	Q3 2010	% Increase/ (Decrease)	Q4 2009	% Increase/ (Decrease)
Salaries and employee benefits	$935	$871	7.3%	$791	18.2%
Information systems and communications	191	181	5.5	163	17.2
Transaction processing services	171	165	3.6	158	8.2
Occupancy	117	112	4.5	115	1.7
Other	210	189	11.1	329	(36.2)
Total Operating-Basis Expenses	$1,624	$1,518	7.0%	$1,556	4.4%

FOURTH-QUARTER 2010 RESULTS VS. THE FOURTH QUARTER of 2009

Servicing fees were up 19% to $1.064 billion from $895 million in the fourth quarter of 2009. The increase was attributable primarily to the impact of the acquisition of Intesa and Mourant, new business, and increases in daily average equity valuations. Total assets under custody and administration were $21.527 trillion at December 31, 2010, up 15% compared with $18.795 trillion at December 31, 2009. Daily average values for the S & P 500 Index were up 11% and the MSCI® EAFE IndexES increased approximately 3% from the fourth quarter of 2009.

Investment management fees, generated by State Street Global Advisors, were $221 million, up 1% from $218 million in the fourth quarter of 2009. The increase in management fees was attributable primarily to increases in the average of month-end valuations in worldwide equity markets and new business. Average month-end equity valuations increased about 12% and 3% compared to the fourth quarter of 2009 as measured by the S & P 500 and the MSCI® EAFE indexES, respectively. Total assets under management at December 31, 2010, were $2.010 trillion, up 3% compared to $1.951 trillion at December 31, 2009.

Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees, was $310 million for the fourth quarter of 2010, an increase of 15% from $270 million in the fourth quarter of 2009. Foreign exchange revenue increased 19% primarily due to changes in product mix offset slightly by lower volatility and volumes. Brokerage and other fees were up about 10% due primarily to an increase in electronic trading.

Securities finance revenue was $69 million in the quarter, down 17% from $83 million in the fourth quarter of 2009 due primarily to both compressed spreads and lower volumes. Processing fees and other revenue was $71 million, up from $60 million in the fourth quarter of 2009.

Net interest revenue on a fully-taxable equivalent basis, which includes discount accretion, was $689 million. On an operating basis, which excludes discount accretion, net interest revenue was $550 million, an increase of 10% from $499 million in the fourth quarter of 2009 due to a modest improvement in funding costs and the impact of deposits added in connection with the Intesa acquisition. Fully taxable-equivalent net interest margin, including the discount accretion, was 207 basis points in the fourth quarter of 2010 compared to 235 basis points in the fourth quarter of 2009. Operating-basis net interest margin was 165 basis points in the fourth quarter of 2010, compared to 161 basis points in the fourth quarter of 2009.

In the fourth quarter of 2010, on an operating basis, we recorded $3 million of net gains from sales of available-for-sale securities. Separately, we recorded $(7) million of other-than-temporary impairment, resulting in $4 million of net losses related to investment securities. As previously announced, during the fourth quarter, State Street sold investment securities of approximately $11 billion in order to increase its balance sheet flexibility in deploying capital, to enhance its capital ratios under evolving regulatory capital standards, and to reduce its exposure to certain asset classes.

Operating-basis expenses of $1.624 billion in the fourth quarter of 2010 increased 4% compared to $1.556 billion in the fourth quarter of 2009 primarily due to increases in salaries and benefits expenses and information systems and communications, offset partially by a lower level of other expenses. Salaries and benefits expenses increased 18% to $935 million, primarily due to an increase in incentive compensation and the impact of the acquisitions. Information systems and communications expenses were $191 million, an increase of 17% from $163 million due primarily to the impact of the two acquisitions. Transaction processing services expenses were up 8% to $171 million due to higher volumes in the investment servicing business, including the impact of the two acquisitions. Occupancy expenses increased to $117 million from $115 million. Other expenses decreased 36% to $210 million due to lower securities processing costs, the impact of an adverse judgment of $60 million rendered by a Netherlands court in the fourth quarter of 2009, and the impact of a $40 million insurance recovery in the fourth quarter of 2010, offset partially by increased expenses associated with the two acquisitions.

The effective tax rate on fourth-quarter 2010 GAAP-basis earnings was 67.2%, compared to 26.7% in the fourth quarter of 2009 due primarily to the partial write-off of a deferred tax asset associated with certain of the investment securities sold in the investment portfolio repositioning transaction. The effective tax rate on operating-basis earnings for the fourth quarter of 2010 and for the full year 2010 was 29.5% and 28.3% respectively, in line with our previously disclosed outlook. The effective tax rate on operating-basis earnings for the full year 2011 is expected to be between 28% and 29%.

FOURTH-QUARTER 2010 RESULTS VS. THIRD QUARTER 2010

Servicing fees were $1.064 billion, up 6% from $1.006 billion in the third quarter due primarily to new business installed and higher average equity valuations. Daily average values as measured by the S & P 500 and the MSCI® EAFE indexES increased 10%. Management fees were $221 million, up 13% from $196 million, due primarily to the higher average month-end equity market valuations as well as new business. Average month-end equity valuations were up 10% as measured by the S & P 500 and increased 8% as measured by the MSCI® EAFE indexES. Trading services revenue was $310 million, up 36% compared to $228 million due to higher volatility and higher volumes in foreign exchange as well as higher fees primarily from transition management in brokerage and other fees. Securities finance revenue was $69 million, up slightly from $68 million in the third quarter. Processing fees and other revenue was flat at $71 million. Fully taxable-equivalent net interest revenue in the fourth quarter of 2010 totaled $689 million, including discount accretion. On an operating basis, fully taxable-equivalent net interest revenue in the fourth quarter of 2010 was $550 million, down from $568 million due to the impact of the repositioning of the investment portfolio.

Compared to the third quarter of 2010, salaries and benefits expense increased 7% to $935 million from $871 million, primarily due to an increase in incentive compensation and fees for contract services. Information systems and communications expense was $191 million, up 6% due primarily to higher global infrastructure costs. Other expenses were $210 million, up 11%, due to miscellaneous expenses, including donations, travel expenses, professional fees and sale and promotion costs.

ADDITIONAL INFORMATION

All per share amounts represent fully diluted earnings per common share. Return on common shareholders’ equity is determined by dividing full-year or annualized net income available to common equity by average common shareholders’ equity for the period. Operating-basis return on common equity utilizes full-year or annualized operating-basis net income in the calculation. Positive operating leverage is defined as the excess rate of growth of total revenue over the rate of growth of total expenses, each determined on an operating basis.

Non-GAAP Financial Measures

This news release includes financial information presented on a GAAP basis as well as on an operating basis. Operating-basis financial information is a non-GAAP presentation. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared in accordance with GAAP.

This news release also includes capital ratios in addition to, or adjusted from, those calculated in accordance with applicable regulatory requirements. These include capital ratios based on tier 1 common capital and capital ratios adjusted to reflect our estimate of the application of the Basel III capital requirements. These non-regulatory and adjusted capital measures are non-GAAP financial measures. Management presently evaluates the non-GAAP capital ratios presented in this news release to aid in its understanding of State Street’s capital position under a variety of standards, including presently applicable and evolving regulatory requirements. Management believes that the use of the non-GAAP capital ratios described in this news release similarly aids in an investor's understanding of State Street's capital position and therefore is of interest to investors.

In addition to the reconciliations described in the descriptions below of the capital ratios referenced in this news release, the addendum to this news release also includes reconciliations of the following other non-GAAP financial measures referenced in this news release: operating-basis results to GAAP-basis results and Basel III-adjusted capital ratios to capital ratios calculated under presently applicable requirements.

Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP and capital ratios determined in accordance with presently applicable regulatory requirements.

Capital Ratios

The total capital, the tier 1 capital, and the tier 1 leverage ratios are capital ratios used regularly by bank regulatory authorities to evaluate the Company’s capital adequacy. The tier 1 common ratio is sometimes used by the Federal Reserve in connection with its supervisory capital assessment programs. The TCE and TCE/risk-weighted assets ratios are other capital ratios management believes provide additional context for understanding and assessing the Company’s capital adequacy.

  The total capital, the tier 1 risk-based capital, or tier 1 capital, and tier 1 leverage ratios, as applicable, are each calculated in accordance with applicable bank regulatory requirements.
  The tier 1 risk-based common, or tier 1 common, ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities, by (b) total risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The tier 1 common ratio is not required by GAAP or on a recurring basis by bank regulations. Management is currently monitoring this ratio, along with the other capital ratios described in this news release, in evaluating State Street’s capital levels and believes that, at this time, the ratio may be of interest to investors. Reconciliations with respect to tier 1 common capital as of December 31, 2010, September 30, 2010, and December 31, 2009 are provided in the addendum at the end of this news release.
  The ratio of tangible common equity to adjusted tangible assets, or TCE ratio, is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets net of related deferred taxes. Total assets reflected in the TCE ratio also exclude cash balances on deposit at the Federal Reserve Bank and other central banks in excess of required reserves. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and adjusted tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the TCE ratio as of December 31, 2010, September 30, 2010, and December 31, 2009 are provided in the addendum at the end of this news release.
  The ratio of tangible common equity to risk-weighted assets, or TCE/RWA ratio, is calculated by dividing consolidated total common shareholders’ equity (reduced by goodwill and other intangible assets net of related deferred taxes) by total risk-weighted assets (determined in accordance with applicable bank regulatory requirements). The TCE/RWA ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE/RWA ratio, our TCE/RWA ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the TCE/RWA ratio as of December 31, 2010, September 30, 2010 and December 31, 2009, are included in the addendum at the end of this news release.

INVESTOR CONFERENCE CALL

State Street will webcast an investor conference call today, Wednesday, January 19, 2011, at 9:30 a.m. EST, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 706/679-5594 or +1 888/391-4233 (Conference ID #62663636). Recorded replays of the conference call will be available on the web site, and by telephone at +1 706/645-9291 or +1 800/642-1687 (Conference ID#62663636), beginning approximately two hours after the call’s completion. The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call, and additional financial information are available on State Street’s website, at www.statestreet.com/stockholder under “Investor Information--Latest News, Annual Reports and Financial Trends—Financial Trends,” and “Investor Events and Presentations.”

State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $21.527 trillion in assets under custody and administration and $2.01 trillion in assets under management at December 31, 2010, State Street operates in 26 countries and more than 100 geographic markets and employs 28,670 worldwide. For more information, visit State Street’s web site at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

Forward-Looking Statements

This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often identified by such forward-looking terminology as "plan," "expect," "look," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target,” and "goal," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to January 19, 2011.

Important factors that may affect future results and outcomes include, but are not limited to:

  the manner in which the Federal Reserve implements the Dodd-Frank Act and Basel III, and whether State Street is designated as systemically important for purposes of the Dodd-Frank Act;
  material differences between the actual required capital ratios under Basel III, as applicable to State Street, when fully implemented by the Federal Reserve Board, and the estimates of such ratios provided in this news release, resulting in the need for substantial additional capital in the future;
  changes in law or regulation that may adversely affect our, our clients’ or our counterparties’ business activities and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements and changes that expose us to risks related to compliance;
  financial market disruptions and the economic recession, whether in the U.S. or internationally, and monetary and other governmental actions, including regulation, taxes and fees, designed to address or otherwise be responsive to such disruptions and recession, including actions taken in the U.S. and internationally to address the financial and economic disruptions that began in 2007;
  increases in the volatility of, or declines in the levels of, our net interest revenue, changes in the composition of the assets on our consolidated balance sheet and the possibility that we may be required to change the manner in which we fund those assets;
  the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure;
  the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities, and the liquidity requirements of our clients;
  the credit quality, credit agency ratings, and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

  the finalization and execution of our previously announced planned global multi-year program designed to enhance service excellence and innovation, deliver increased efficiencies in our operating model and position us for accelerated growth, including our ability to implement programs to transform and improve technology and business processes and create efficiencies, to develop constructive vendor, outsourcing and other third-party relationships and to promote other business model enhancement and cost savings initiatives; and increases in the volatility of our GAAP-basis and operating-basis earnings resulting from a change in our estimate of the charges or expenses necessary to execute the planned global multi-year program and the resulting savings from such program;
  the maintenance of credit agency ratings for our debt and depository obligations as well as the level of credibility of credit agency ratings;
  the risks that acquired businesses will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected disynergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm relationships with clients, employees or regulators;
  the ability to complete acquisitions, divestitures and joint ventures, including the ability to obtain regulatory approvals, the ability to arrange financing as required, and the ability to satisfy other closing conditions;
  the performance and demand for the products and services we offer, including the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;
  the possibility of our clients incurring substantial losses in investment pools where we act as agent, and the possibility of further general reductions in the valuation of assets;
  our ability to attract deposits and other low-cost, short-term funding;
  potential changes to the competitive environment, including changes due to the effects of consolidation and perceptions of State Street as a suitable service provider or counterparty;
  the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;
  our ability to measure the fair value of the investment securities on our consolidated balance sheet;
  the results of litigation, government investigations and similar disputes or proceedings;
  our ability to control operating risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will fail or be circumvented;
  adverse publicity or other reputational harm;
  our ability to grow revenue, attract, retain and compensate highly skilled people, control expenses and attract the capital necessary to achieve our business goals and comply with regulatory requirements;
  the potential for new products and services to impose additional costs on us and expose us to increased operational risk;
  changes in accounting standards and practices; and
  changes in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2009 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this presentation speak only as of the date hereof, January 19, 2011, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED FINANCIAL HIGHLIGHTS
December 31, 2010

	Quarters Ended			% Change
				Q4 2010	Q4 2010
(Dollars in millions, except per share amounts	December 31,	September 30,	December 31,	vs.	vs.
or where otherwise noted)	2010	2010	2009	Q3 2010	Q4 2009

Revenue:
Fee revenue	$1,735	$1,569	$1,526	11%	14%
Net interest revenue	656	724	697	(9)	(6)
Net gains (losses) from sales of available-for-sale securities (1)	(341)	91	108
Losses from other-than-temporary impairment	(7)	(74)	(51)
Total Revenue	2,043	2,310	2,280	(12)	(10)
Provision for Loan Losses	(1)	1	35
Total Expenses:
Expenses from operations	1,624	1,518	1,556	7	4
Restructuring charges	156	-	-
Merger and integration costs and U.K. bonus tax, net	12	9	9
Income tax expense	169	236	182
Net Income	83	546	498	(85)	(83)

Net Income Available to Common Shareholders	81	540	498

Diluted Earnings Per Common Share	.16	1.08	1.00	(85)	(84)

Average Diluted Common Shares Outstanding (in thousands)	499,232	498,159	497,615

Cash Dividends Declared Per Common Share	$.01	$.01	$.01
Closing Price Per Share of Common Stock (at quarter end)	46.34	37.66	43.54

Ratios:
Return on common equity before extraordinary loss	1.8%	12.9%	14.0%
Net interest margin, fully taxable-equivalent basis	2.07	2.36	2.35
Tier 1 risk-based capital	20.5	15.8	17.7
Total risk-based capital	22.0	17.1	19.1
Tier 1 leverage	8.2	8.3	8.5
Tier 1 common to risk-weighted assets (2)	18.1	13.9	15.6
Tangible common equity to tangible assets (2)	7.6	6.9	6.6
Tangible common equity to risk-weighted assets (2)	17.2	13.3	12.8

At Quarter End:
Assets Under Custody and Administration (3) (in trillions)	$21.53	$20.23	$18.79
Assets Under Management (in trillions)	2.01	1.96	1.95

	Years Ended		% Change
			2010
	December 31,	December 31,	vs.
(Dollars in millions, except per share amounts)	2010	2009	2009

Revenue:
Fee revenue	$6,540	$5,935	10%
Net interest revenue	2,699	2,564	5
Net gains (losses) from sales of available-for-sale securities (1)	(55)	368
Losses from other-than-temporary impairment	(231)	(227)
Total Revenue	8,953	8,640	4
Provision for Loan Losses	25	149
Total Expenses:
Expenses from operations	6,176	5,667	9
Securities lending charge	414	-
Provision for legal exposure	-	250
Restructuring charges	156	-
Merger and integration costs and U.K. bonus tax, net	96	49
Income tax expense(4)	530	722
Net Income Before Extraordinary Loss	1,556	1,803	(14)
Extraordinary Loss, Net of Tax	-	(3,684)
Net Income (Loss)	1,556	(1,881)

Net Income Before Extraordinary Loss Available to Common Shareholders	1,540	1,640
Net Income (Loss) Available to Common Shareholders	1,540	(2,044)

Diluted Earnings Per Common Share Before Extraordinary Loss	$3.09	$3.46	(11)
Diluted Earnings (Loss) Per Common Share	3.09	(4.31)

Average Diluted Common Shares Outstanding (in thousands):	497,924	474,003

Cash Dividends Declared Per Common Share	$.04	$.04

Return on Common Equity Before Extraordinary Loss	9.5%	13.2%
Net interest margin, fully taxable-equivalent basis	2.24	2.19

(1) Fourth quarter of 2010 includes a net loss of $344 million related to a restructuring of the investment portfolio.
(2) Refer to accompanying reconciliations for additional information.
(3) Includes assets under custody of $15.86 trillion, $14.86 trillion, and $13.75 trillion, respectively.
(4) Year ended December 31, 2010 reflects a discrete tax benefit of $180 million generated by the restructuring of former non-U.S. conduit assets.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Quarters and Years Ended December 31, 2010 and December 31, 2009

	Quarters Ended			Years Ended
	December 31,	December 31,		December 31,	December 31,
(Dollars in millions, except per share amounts)	2010	2009	% Change	2010	2009	% Change

Fee Revenue:
Servicing fees	$1,064	$895	19%	$3,938	$3,334	18%
Management fees	221	218	1	829	766	8
Trading services	310	270	15	1,106	1,094	1
Securities finance	69	83	(17)	318	570	(44)
Processing fees and other	71	60	18	349	171	104
Total fee revenue	1,735	1,526	14	6,540	5,935	10

Net Interest Revenue:
Interest revenue	834	877	(5)	3,462	3,286	5
Interest expense	178	180	(1)	763	722	6
Net interest revenue (1)	656	697	(6)	2,699	2,564	5

Gains (Losses) related to investment securities, net:
Net gains (losses) from sales of available-for-sale securities	(341)	108		(55)	368
Losses from other-than-temporary impairment	(39)	(257)		(651)	(1,155)
Losses not related to credit	32	206		420	928
Gains (Losses) related to investment securities, net	(348)	57		(286)	141

Total revenue	2,043	2,280	(10.4)	8,953	8,640	3.6

Provision for loan losses	(1)	35		25	149

Expenses:
Salaries and employee benefits	935	791	18	3,524	3,037	16
Information systems and communications	191	163	17	713	656	9
Transaction processing services	171	158	8	653	583	12
Occupancy	117	115	2	463	475	(3)
Securities lending charge	-	-		414	-
Provision for legal exposure	-	-		-	250
Restructuring charges	156	-		156	-
Merger and integration costs	12	9	33	89	49	82
Other	210	329	(36)	830	916	(9)
Total expenses	1,792	1,565	14.5	6,842	5,966	14.7
Income before income tax expense and extraordinary loss	252	680	(63)	2,086	2,525	(17)
Income tax expense	169	182		530	722
Income before extraordinary loss	83	498	(83)	1,556	1,803	(14)
Extraordinary loss, net of tax	-	-		-	(3,684)
Net income (loss)	$83	$498		$1,556	$(1,881)

Adjustments to net income (loss):
Prepayment of preferred stock discount	$-	$-		$-	$(106)
Dividend on preferred stock	-	-		-	(46)
Accretion of preferred stock discount	-	-		-	(11)
Earnings allocated to participating securities	(2)	-		(16)	-
	(2)	-		(16)	(163)
Net income before extraordinary loss available to common shareholders	$81	$498		$1,540	$1,640

Net income (loss) available to common shareholders	$81	$498		$1,540	$(2,044)

Earnings Per Common Share Before Extraordinary Loss:
Basic	$.17	$1.01	(83)	$3.11	$3.50	(11)
Diluted	.16	1.00	(84)	3.09	3.46	(11)

Earnings (Loss) Per Common Share:
Basic	$.17	$1.01	(83)	$3.11	$(4.32)	(172)
Diluted	.16	1.00	(84)	3.09	(4.31)	(172)

Average Common Shares Outstanding (in thousands):
Basic	495,758	493,459		495,394	470,602
Diluted	499,232	497,615		497,924	474,003

Selected consolidated financial information presented above was prepared in accordance with accounting principles generally accepted in the United States.
(1)

Net interest revenue on a fully taxable-equivalent basis was $689 million and $729 million for the quarters ended December 31, 2010 and 2009, respectively, and $2.83 billion and $2.69 billion for the years ended December 31, 2010 and 2009, respectively. These amounts include tax-equivalent adjustments of $33 million and $32 million for the quarters ended December 31, 2010 and 2009, respectively, and $129 million and $126 million for the years ended December 31, 2010 and 2009, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Quarters Ended December 31, 2010 and September 30, 2010

	Quarters Ended
	December 31,	September 30,
(Dollars in millions, except per share amounts)	2010	2010	% Change

Fee Revenue:
Servicing fees	$1,064	$1,006	6%
Management fees	221	196	13
Trading services	310	228	36
Securities finance	69	68	1
Processing fees and other	71	71	-
Total fee revenue	1,735	1,569	11

Net Interest Revenue:
Interest revenue	834	904	(8)
Interest expense	178	180	(1)
Net interest revenue (1)	656	724	(9)

Gains (Losses) related to investment securities, net:
Net gains (losses) from sales of available-for-sale securities	(341)	91
Losses from other-than-temporary impairment	(39)	(132)
Losses not related to credit	32	58
Gains (Losses) related to investment securities, net	(348)	17

Total revenue	2,043	2,310	(11.6)

Provision for loan losses	(1)	1

Expenses:
Salaries and employee benefits	935	857	9
Information systems and communications	191	181	6
Transaction processing services	171	165	4
Occupancy	117	112	4
Restructuring charges	156	-
Merger and integration costs	12	23	(48)
Other	210	189	11
Total expenses	1,792	1,527	17.4
Income before income tax expense	252	782	(68)
Income tax expense	169	236
Net income	$83	$546	(85)

Earnings allocated to participating securities	$(2)	$(6)
Net income available to common shareholders	$81	$540

Earnings Per Common Share:
Basic	$.17	$1.09	(84)
Diluted	.16	1.08	(85)

Average Common Shares Outstanding (in thousands):
Basic	495,758	495,729
Diluted	499,232	498,159

Selected consolidated financial Information presented above was prepared in accordance with accounting principles generally accepted in the United States.
(1)

Net interest revenue on a fully taxable-equivalent basis was $689 million and $757 million for the quarters ended December 31, 2010 and September 30, 2010 respectively. These amounts include tax-equivalent adjustments of $33 million for both of the quarters ended December 31, 2010 and September 30, 2010.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED OPERATING-BASIS FINANCIAL INFORMATION
Quarters and Years Ended December 31, 2010 and December 31, 2009

	Quarters Ended (1)			Years Ended (1)
	December 31,	December 31,		December 31,	December 31,
(Dollars in millions, except per share amounts)	2010	2009	% Change	2010	2009	% Change

Fee Revenue:
Servicing fees	$1,064	$895	19%	$3,938	$3,334	18%
Management fees	221	218	1	829	766	8
Trading services	310	270	15	1,106	1,094	1
Securities finance	69	83	(17)	318	570	(44)
Processing fees and other	71	60	18	349	171	104
Total fee revenue	1,735	1,526	14	6,540	5,935	10

Net Interest Revenue:
Interest revenue, operating basis	728	679	7	2,879	2,767	4
Interest expense	178	180	(1)	763	705	8
Net interest revenue, operating basis	550	499	10	2,116	2,062	3

Gains (Losses) related to investment securities, net	(4)	57		58	141
Total revenue, operating basis (2)	2,281	2,082	9.6	8,714	8,138	7.1

Provision for loan losses	(1)	35		25	149

Expenses:
Salaries and employee benefits	935	791	18	3,517	3,037	16
Information systems and communications	191	163	17	713	656	9
Transaction processing services	171	158	8	653	583	12
Occupancy	117	115	2	463	475	(3)
Other	210	329	(36)	830	916	(9)
Total expenses, operating basis (2)	1,624	1,556	4.4	6,176	5,667	9.0
Income before income tax expense, operating basis	658	491	34	2,513	2,322	8
Income tax expense, operating basis	184	106		676	566
Tax-equivalent adjustment	33	32		129	126
Net income, operating basis	$441	$353	25	$1,708	$1,630	5

Adjustments to net income:
Dividend on preferred stock	$-	$-		$-	$(46)
Accretion of preferred stock discount	-	-		-	(11)
Earnings allocated to participating securities	(6)	-		(18)	-
	(6)	-		(18)	(57)
Net income available to common shareholders, operating basis	$435	$353		$1,690	$1,573

Diluted earnings per common share, operating basis	$.87	$.71	23	$3.40	$3.32	2

Average diluted common shares outstanding (in thousands)	499,232	497,615		497,924	474,003

Return on common equity, operating basis	9.8%	9.9%		10.4%	12.6%
(1)	Refer to the accompanying reconciliation of reported results to operating-basis results.
(2)

For the quarter ended December 31, 2010, positive operating leverage in the year-over-year comparison was 520 basis points, based on an increase in total operating-basis revenue of 9.6 and an increase in total operating-basis expenses of 4.4%. For the year ended December 31, 2010, negative operating leverage in the year-over-year comparison was 190 basis points, based on an increase in total operating-basis revenue of 7.1% and an increase in total operating-basis expenses of 9.0%.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED OPERATING-BASIS FINANCIAL INFORMATION
Quarters Ended December 31, 2010 and September 30, 2010

	Quarters Ended (1)
	December 31,	September 30,
(Dollars in millions, except per share amounts)	2010	2010	% Change

Fee Revenue:
Servicing fees	$1,064	$1,006	6%
Management fees	221	196	13
Trading services	310	228	36
Securities finance	69	68	1
Processing fees and other	71	71	-
Total fee revenue	1,735	1,569	11

Net Interest Revenue:
Interest revenue, operating basis	728	748	(3)
Interest expense	178	180	(1)
Net interest revenue, operating basis	550	568	(3)

Gains (Losses) related to investment securities, net	(4)	17
Total revenue, operating basis (2)	2,281	2,154	5.9

Provision for loan losses	(1)	1

Expenses:
Salaries and employee benefits	935	871	7
Information systems and communications	191	181	6
Transaction processing services	171	165	4
Occupancy	117	112	4
Other	210	189	11
Total expenses, operating basis (2)	1,624	1,518	7.0
Income before income tax expense, operating basis	658	635	4
Income tax expense	184	170
Tax-equivalent adjustment	33	33
Net income, operating basis	$441	$432	2

Earnings allocated to participating securities	$(6)	$(5)
Net income available to common shareholders	$435	$427

Diluted earnings per common share, operating basis	$.87	$.86	1

Average diluted common shares outstanding (in thousands)	499,232	498,159

Return on common equity, operating basis	9.8%	10.2%
(1)	Refer to the accompanying reconciliation of reported results to operating-basis results.
(2)

For the quarter ended December 31, 2010, negative operating leverage in the quarter-over-quarter comparison was 110 basis points, based on an increase in total operating-basis revenue of 5.9% and an increase in total operating-basis expenses of 7.0%.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS
Quarter and Year Ended December 31, 2010

(Dollars in millions, except per share amounts)	Quarter Ended December 31, 2010				Year Ended December 31, 2010

	Reported			Operating	Reported			Operating
	Results	Adjustments		Results	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$1,064			$1,064	$3,938			$3,938
Management fees	221			221	829			829
Trading services	310			310	1,106			1,106
Securities finance	69			69	318			318
Processing fees and other	71			71	349			349
Total fee revenue	1,735			1,735	6,540			6,540

Net Interest Revenue:
Interest revenue	834	$(106)	(1)	728	3,462	$(583)	(8)	2,879
Interest expense	178	-		178	763	-		763
Net interest revenue	656	(106)		550	2,699	(583)		2,116

Gains (Losses) related to investment securities, net	(348)	344	(2)	(4)	(286)	344	(2)	58
Total revenue	2,043	238		2,281	8,953	(239)		8,714

Provision for loan losses	(1)	-		(1)	25	-		25

Expenses:
Salaries and employee benefits	935	-		935	3,524	(7)	(9)	3,517
Information systems and communications	191	-		191	713	-		713
Transaction processing services	171	-		171	653	-		653
Occupancy	117	-		117	463	-		463
Securities lending charge	-	-		-	414	(414)	(10)	-
Restructuring charges	156	(156)	(3)	-	156	(156)	(3)	-
Merger and integration costs	12	(12)	(4)	-	89	(89)	(4)	-
Other	210	-		210	830	-		830
Total expenses	1,792	(168)		1,624	6,842	(666)		6,176
Income before income tax expense	252	406		658	2,086	427		2,513
Income tax expense	169	15	(5)	184	530	146	(11)	676
Tax-equivalent adjustment	-	33	(6)	33	-	129	(6)	129
Net Income	$83	$358		$441	$1,556	$152		$1,708

Earnings allocated to participating securities	$(2)	$(4)	(7)	$(6)	$(16)	$(2)	(7)	$(18)
Net income available to common shareholders	$81	$354		$435	$1,540	$150		$1,690

Diluted earnings per common share	$.16	$.71		$.87	$3.09	$.31		$3.40

Average diluted common shares outstanding (in thousands)	499,232	499,232		499,232	497,924	497,924		497,924

Return on common equity	1.8%	8.0%		9.8%	9.5%	0.9%		10.4%
(1)	Represents tax-equivalent adjustment of $33 million, which is not included in reported results, net of $139 million of discount accretion related to former conduit assets.
(2)	Represents a net loss related to a restructuring of the investment portfolio.
(3)	Represents restructuring charges related to a business operations and information technology enhancements program.
(4)	Represents merger and integration costs.
(5)	Represents net tax effect of non-operating adjustments.
(6)	Represents tax-equivalent adjustment, which is not included in reported results.
(7)	Represents effect of the difference between reported and operating-basis earnings on allocation to participating securities.
(8)	Represents tax-equivalent adjustment of $129 million, which is not included in reported results, net of $712 million of discount accretion related to former conduit assets.
(9)	Represents a tax on bonus payments to employees in the U.K.
(10)

Represents a charge, including related costs of $9 million, to provide for a one-time cash contribution of $330 million to SSgA lending fund collateral pools and $75 million to establish a reserve to address potential inconsistencies in connection with the implementation of redemption restrictions applicable to cash collateral pools underlying the agency lending program.

(11)	Represents a discrete tax benefit of $180 million generated by the restructuring of former non-U.S. conduit assets and the net tax effect of non-operating adjustments.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS
Quarter and Year Ended December 31, 2009

(Dollars in millions, except per share amounts)	Quarter Ended December 31, 2009				Year Ended December 31, 2009

	Reported			Operating	Reported			Operating
	Results	Adjustments		Results	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$895			$895	$3,334			$3,334
Management fees	218			218	766			766
Trading services	270			270	1,094			1,094
Securities finance	83			83	570			570
Processing fees and other	60			60	171			171
Total fee revenue	1,526			1,526	5,935			5,935

Net Interest Revenue:
Interest revenue	877	$(198)	(1)	679	3,286	$(519)	(5)	2,767
Interest expense	180	-		180	722	(17)	(6)	705
Net interest revenue	697	(198)		499	2,564	(502)		2,062

Gains related to investment securities, net	57	-		57	141	-		141
Total revenue	2,280	(198)		2,082	8,640	(502)		8,138

Provision for loan losses	35	-		35	149	-		149

Expenses:
Salaries and employee benefits	791	-		791	3,037	-		3,037
Information systems and communications	163	-		163	656	-		656
Transaction processing services	158	-		158	583	-		583
Occupancy	115	-		115	475	-		475
Provision for legal exposure	-	-		-	250	(250)	(7)	-
Merger and integration costs	9	(9)	(2)	-	49	(49)	(2)	-
Other	329	-		329	916	-		916
Total expenses	1,565	(9)		1,556	5,966	(299)		5,667
Income before income tax expense and extraordinary loss	680	(189)		491	2,525	(203)		2,322
Income tax expense	182	(76)	(3)	106	722	(156)	(3)	566
Tax-equivalent adjustment	-	32	(4)	32	-	126	(4)	126
Income before extraordinary loss	498	(145)		353	1,803	(173)		1,630
Extraordinary loss, net of tax	-	-		-	(3,684)	3,684	(8)	-
Net income (loss)	$498	$(145)		$353	$(1,881)	$3,511		$1,630

Adjustments to net income (loss):
Prepayment of preferred stock discount	$-	$-		$-	$(106)	$106	(9)	$-
Dividend on preferred stock	-	-		-	(46)	-		(46)
Accretion of preferred stock discount	-	-		-	(11)	-		(11)
	-	-		-	(163)	106		(57)
Net income before extraordinary loss available to common shareholders	$498	$(145)		$353	$1,640	$(67)		$1,573

Net income (loss) available to common shareholders	$498	$(145)		$353	$(2,044)	$3,617		$1,573

Diluted earnings per common share before extraordinary loss	$1.00	$(.29)		$.71	$3.46	$(.14)		$3.32

Diluted earnings (loss) per common share	1.00	(.29)		.71	(4.31)	7.63		3.32

Average diluted common shares outstanding (in thousands)	497,615	497,615		497,615	474,003	474,003		474,003

Return on common equity before extraordinary loss	14.0%	(4.1)%		9.9%	13.2%	(0.6)%		12.6%
(1)	Represents tax-equivalent adjustment of $32 million, which is not included in reported results, net of $230 million of discount accretion related to former conduit assets.
(2)	Represents merger and integration costs.
(3)	Represents net tax effect of non-operating adjustments.
(4)	Represents tax-equivalent adjustment, which is not included in reported results.
(5)

Represents tax-equivalent adjustment of $126 million, which is not included in reported results, net of $24 million of revenue related to the AMLF and $621 million of discount accretion related to former conduit assets.

(6)	Represents interest expense related to the AMLF.
(7)	Represents provision for legal exposure associated with certain fixed-income strategies managed by SSgA.
(8)	Represents extraordinary loss related to the May 2009 consolidation of the asset-backed commercial paper conduits onto State Street's balance sheet.
(9)	Represents prepayment of the preferred stock discount in connection with redemption of the U.S. Treasury's preferred stock investment under the TARP Capital Purchase Program.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS
Quarter Ended September 30, 2010

(Dollars in millions, except per share amounts)	Quarter Ended September 30, 2010

	Reported			Operating
	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$1,006			$1,006
Management fees	196			196
Trading services	228			228
Securities finance	68			68
Processing fees and other	71			71
Total fee revenue	1,569			1,569

Net Interest Revenue:
Interest revenue	904	$(156)	(1)	748
Interest expense	180	-		180
Net interest revenue	724	(156)		568

Gains related to investment securities, net	17	-		17
Total revenue	2,310	(156)		2,154

Provision for loan losses	1	-		1

Expenses:
Salaries and employee benefits	857	14	(2)	871
Information systems and communications	181	-		181
Transaction processing services	165	-		165
Occupancy	112	-		112
Merger and integration costs	23	(23)	(3)	-
Other	189	-		189
Total expenses	1,527	(9)		1,518
Income before income tax expense	782	(147)		635
Income tax expense	236	(66)	(4)	170
Tax-equivalent adjustment	-	33	(5)	33
Net Income	$546	$(114)		$432

Earnings allocated to participating securities	$(6)	$1	(6)	$(5)
Net income available to common shareholders	$540	$(113)		$427

Diluted earnings per common share	$1.08	$(.22)		$.86

Average diluted common shares outstanding (in thousands)	498,159	498,159		498,159

Return on common equity	12.9%	(2.7)%		10.2%
(1)	Represents tax-equivalent adjustment of $33 million, which is not included in reported results, net of $189 million of discount accretion related to former conduit assets.
(2)	Represents partial reversal of expense associated with a tax on bonus payments to employees in the U.K.
(3)	Represents merger and integration costs.
(4)	Represents net tax effect of non-operating adjustments.
(5)	Represents tax-equivalent adjustment, which is not included in reported results.
(6)	Represents effect of the difference between reported and operating-basis earnings on allocation to participating securities.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED STATEMENT OF CONDITION

	December 31,	September 30,	December 31,
(Dollars in millions, except per share amounts)	2010	2010	2009

Assets
Cash and due from banks	$3,615	$4,583	$2,641
Interest-bearing deposits with banks	22,234	24,560	26,632
Securities purchased under resale agreements	2,928	3,941	2,387
Trading account assets	479	1,485	148
Investment securities available for sale	81,881	80,719	72,699
Investment securities held to maturity	12,249	17,577	20,877
Loans and leases (net of allowance of $100, $101 and $79)	11,857	13,665	10,729
Premises and equipment	1,843	1,835	1,953
Accrued income receivable	1,733	1,767	1,497
Goodwill	5,597	5,521	4,550
Other intangible assets	2,593	2,812	1,810
Other assets	13,800	14,499	12,023
Total assets	$160,809	$172,964	$157,946

Liabilities
Deposits:
Noninterest-bearing	$17,464	$17,313	$11,969
Interest-bearing -- U.S.	6,957	9,823	5,956
Interest-bearing -- Non-U.S.	74,228	77,898	72,137
Total deposits	98,649	105,034	90,062

Securities sold under repurchase agreements	7,599	8,671	10,542
Federal funds purchased	7,748	5,308	4,532
Other short-term borrowings	8,694	13,657	20,200
Accrued taxes and other liabilities	11,779	14,152	9,281
Long-term debt	8,553	8,573	8,838
Total liabilities	143,022	155,395	143,455

Shareholders' Equity
Preferred stock, no par: authorized 3,500,000; none issued
Common stock, $1 par: authorized 750,000,000 shares; 502,064,454 , 502,029,493 and 495,365,571 shares issued	502	502	495
Surplus	9,356	9,310	9,180
Retained earnings	8,634	8,556	7,071
Accumulated other comprehensive loss	(689)	(782)	(2,238)
Treasury stock (at cost 420,016, 437,953 and 431,832 shares)	(16)	(17)	(17)
Total shareholders' equity	17,787	17,569	14,491
Total liabilities and shareholders' equity	$160,809	$172,964	$157,946

STATE STREET CORPORATION
Earnings Release Addendum
Tangible Common Equity and Tier 1 Common Ratios - Reconciliations
As of Period End

The table set forth below presents the calculations of State Street's ratios of tangible common equity to total tangible assets and to total risk-weighted assets, and its ratios of tier 1 common capital to total risk-weighted assets.

		For the periods ended
		December 31,	September 30,	December 31,
(Dollars in millions)		2010	2010	2009

Consolidated Total Assets		$160,809	$172,964	$157,946
Less:
Goodwill		5,597	5,521	4,550
Other intangible assets		2,593	2,812	1,810
Excess reserves held at central banks		16,612	20,217	21,731
Adjusted assets		136,007	144,414	129,855
Plus deferred tax liabilities		747	803	521
Total tangible assets	A	$136,754	$145,217	$130,376

Consolidated Total Common Shareholders' Equity		$17,787	$17,569	$14,491
Less:
Goodwill		5,597	5,521	4,550
Intangible assets		2,593	2,812	1,810
Adjusted equity		9,597	9,236	8,131
Plus deferred tax liability		747	803	521
Total tangible common equity	B	$10,344	$10,039	$8,652

Tangible common equity ratio	B/A	7.6%	6.9%	6.6%

Ratio of tangible common equity to total risk-weighted assets	B/D	17.2%	13.3%	12.8%

Tier 1 capital		$12,318	$11,964	$12,005
Less trust preferred securities		1,450	1,450	1,450
Tier 1 common capital	C	$10,868	10,514	$10,555

Total risk-weighted assets	D	60,203	75,625	67,691

Ratio of tier 1 common capital to total risk-weighted assets	C/D	18.1%	13.9%	15.6%

STATE STREET CORPORATION
BASEL III CAPITAL RECONCILIATION
December 31, 2010

	Current Requirements (1)		Basel III Requirements (2)

(Dollars in millions)

Tier 1 capital	$12,318	A	$11,460
Less trust preferred securities	1,450		1,305
Tier 1 common capital	10,868	B	10,155

Total capital	13,225	C	12,441
Total risk-weighted assets	60,203	D	107,698
Adjusted quarterly average assets	150,896	E	195,896

Tier 1 capital ratio	20.5%	A/D	10.6%
Total capital ratio	22.0%	C/D	11.6%
Tier 1 common ratio	18.1%	B/D	9.4%
Tier 1 leverage ratio	8.2%	A/E	5.9%

(1) Actual (unaudited) total capital, tier 1 capital and tier 1 leverage ratios were calculated in accordance with currently applicable bank regulatory requirements. Tier 1 common ratio was calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities (tier 1 common capital), by (b) total risk-weighted assets, which were calculated in accordance with currently applicable bank regulatory requirements.

(2) For purposes of the calculations in accordance with Basel III (see below), total capital, tier 1 capital and tier 1 leverage ratios and total risk-weighted assets were calculated based on State Street’s estimates, based upon published statements of the Basel Committee and the Federal Reserve, of the effects of the requirements under Basel III affecting capital. The tier 1 common ratio is calculated by dividing (a) tier 1 common capital (as described in footnote (1), but with tier 1 capital calculated in accordance with Basel III by (b) total risk-weighted assets, which are calculated in accordance with Basel III. State Street reports its financial ratios in accordance with the requirements of the Board of Governors of the Federal Reserve System, which has not yet adopted Basel III. There remains considerable uncertainty concerning the timing for adoption and implementation of Basel III by the Federal Reserve. When adopted, the Federal Reserve may implement Basel III with some or more modifications or adjustments. Therefore, State Street’s current understanding of Basel III, as reflected in the table above, may be different from the ultimate application of Basel III by the Federal Reserve to State Street.

(A)

Tier 1 capital used in the calculation of the tier 1 capital and tier 1 leverage ratios decreased by $858 million, as a result of applying estimated Basel III requirements to tier 1 capital of $12.318 billion as of December 31, 2010. Total capital used in the calculation of the total capital ratio decreased by $784 million, as a result of applying estimated Basel III requirements to total capital of $13.225 billion as of December 31, 2010.

(B)	Tier 1 common capital used in the calculation of the tier 1 common ratio was $10.155 billion, reflecting the adjustments to tier 1 capital described in (A) above. Tier 1 common capital used in the calculation is therefore calculated as adjusted tier 1 capital of $11.460 billion less non-common elements of capital, composed of trust preferred securities of $1.305 billion as of December 31, 2010, resulting in tier 1 common capital of $10.155 billion. At December 31, 2010, there was no qualifying perpetual preferred stock or qualifying minority interest in subsidiaries.
(C)

Total risk-weighted assets used in the calculation of the total capital, tier 1 capital and tier 1 common ratios increased by $47.495 billion as a result of applying estimated Basel III requirements to total risk-weighted assets of $60.203 billion as of December 31, 2010.

(D)	Consolidated adjusted quarterly average assets used in the calculation of the leverage ratio increased by $45.000 billion as a result of applying estimated Basel III requirements to the actual consolidated adjusted quarterly average assets as of December 31, 2010 of $150.896 billion.

CONTACT:
State Street Corporation
Edward J. Resch, +1-617-664-1110
or
Investors:
Kelley MacDonald, +1-617-664-3477
or
Media:
Hannah Grove, +1-617-664-3377